Advanced Emissions Solutions Reports Second Quarter 2020 Results
Cash distributions from Tinuum Group total $15.4 million in the quarter

GREENWOOD VILLAGE, Colorado, August 10, 2020 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the second quarter ended June 30, 2020, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES for the second quarter were $15.4 million compared to $18.6 million in the prior year, a decrease of 17%

•	Royalty earnings from Tinuum Group in the second quarter were $3.3 million compared to $4.2 million in the prior year, a decrease of 21%

•	RC Segment operating income in the second quarter was $10.8 million compared to $24.6 million in the prior year

•	RC Segment Adjusted EBITDA in the second quarter was $18.1 million compared to $22.6 million in the prior year

•	Based on 20 invested RC facilities as of June 30, 2020, expected future net RC cash flows to ADES are projected to be between $100 million and $125 million through year end 2021

•	During July 2020, Tinuum completed two additional RC transactions, potentially adding $5.0 million - $7.0 million in cash flows to ADES through year end 2021

Power Generation and Industrials ("PGI") Highlights

•	Recognized second quarter segment revenue of $7.1 million, compared to $11.0 million in the prior year

•	During the quarter, the Company recorded a pre-tax, non-cash impairment charge of which approximately $23.2 million are related to long-lived assets in the PGI segment

•	Segment operating loss in the second quarter was $25.7 million most significantly due to the impairment charge, compared to an operating loss of $3.9 million in the prior year

•	Segment Adjusted EBITDA loss in the second quarter was $1.0 million, compared to a segment Adjusted EBITDA loss of $3.1 million in the prior year

ADES Consolidated Highlights

•	Consolidated revenue was $11.5 million during the second quarter compared to $15.6 million in the prior year

•	During the quarter, the Company recorded a pre-tax, non-cash impairment charge of approximately $26.1 million related to long-lived assets

•
Consolidated net loss was $23.8 million for the second quarter, most significantly driven by the aforementioned impairment charge compared to a net profit of $8.1 million in 2019; pretax loss was $23.7 million in the second quarter compared to a pretax profit of $14.7 million in 2019

•	Consolidated Adjusted EBITDA was $12.3 million, compared to $15.1 million in the prior year

•	Made quarterly principal payment of $6.0 million on the Company's term loan, and reduced the principal balance to $28.0 million

•	Ended the second quarter 2020 with a cash balance, inclusive of restricted cash, of $21.7 million, an increase of $4.7 million since December 31, 2019

“Our second quarter results were expectedly challenged by the continued pressure in coal-fired power generation which was intensified by the economic disruption resulting from the ongoing pandemic, which were significant factors in the impairment charge recorded in the second quarter," said Greg Marken, Interim CEO of ADES. “We continue to prioritize the health and safety of our work teams, customers and communities. We remain focused on cash conservation, which helped us increase our liquidity position during the quarter."

Marken continued, “Looking to the back half of 2020, we expect to maintain high renewal rates with our current activated carbon customers and expect improved performance from our PGI segment. We have witnessed improved demand after the end of the second quarter due to a combination of increased power-generation demand, higher natural gas prices and impacts from the economy slowly reopening. Despite challenging market conditions experienced during the last twelve months, we expect to significantly increase and diversify our addressable markets and utilization of our production capabilities as we continue to explore more strategic partnerships and solutions that leverage the low-cost nature of our best-in-class asset. The market is structurally imbalanced and we are seeing signs of consolidation, and we are poised to emerge in a position to strongly compete in the market."

Marken concluded, “Also, as previously announced, Tinuum Group identified tax-equity investors for two additional Refined Coal transactions during the month of July; one new facility and one sale of 49% of retained interest. The incremental cash flows from these two transactions are not included in our quarter-end forecasted net RC cash flows through the end of 2021, though these facilities are smaller in nature and largely serve to cover existing Tinuum operating costs and offset risk related to coal-fired power generation rather than deliver material increases to expected future net RC cash flows. Nonetheless, these two announcements are important closures to protect our liquidity position."
Second Quarter and First Half 2020 Results
Second quarter revenues and costs of revenues were $11.5 million and $7.4 million, respectively, compared with $15.6 million and $12.3 million in the second quarter of 2019. First half revenues and costs of revenues were $23.7 million and $18.9 million, respectively, compared with $34.9 million and $26.4 million in the first half of 2019. The decreases in revenues were primarily the result of lower consumables revenue driven by lower volumes that were negatively impacted by low coal-fired power dispatch and overall decreases in power-generation as well as lower royalty income.
Second quarter royalty earnings from Tinuum Group were $3.3 million, compared to $4.2 million for the second quarter of 2019. First half royalty earnings from Tinuum Group were $6.4 million, compared to $8.4 million for the first half of 2019. Royalty income is based upon a percentage of the per-ton, pre-tax margin, inclusive of impacts related to depreciation expense and other allocable expenses. The lower royalty earnings in the second quarter and first half were due to increased depreciation and lower rent payments to Tinuum which also impacted the Company's equity earnings. Royalty earnings are expected to be negatively impacted due to these changes in both 2020 and 2021.
Second quarter other operating expenses were $35.1 million compared to $7.5 million in the second quarter of 2019. First half other operating expenses were $44.5 million compared to $16.3 million in 2019. The increases were primarily driven by non-cash impairment charges taken on certain plant-and mine-related long-lived assets of $26.1 million, severance charges related to changes in executive leadership positions of $1.4 million and sequestration expenses related to the COVID pandemic of $0.4 million. In assessing impairment, the Company considered factors such as the significant decline in both PGI’s trailing twelve months’ and current and future years’ forecasted revenues, which is largely due to the significant drop in coal-fired power dispatch that began in 2019 and is anticipated to continue in the near term largely due to the current and forecasted historical low prices of alternative power generation sources such as natural gas.
Second quarter earnings from equity method investments were $8.2 million, compared to $20.9 million for the second quarter of 2019. First half earnings from equity method investments were $16.4 million, compared to $42.6 million for the first half of 2019. The decreases in earnings from equity method investments during the second quarter and first half were primarily due to lower earnings from Tinuum Group resulting from higher depreciation on all Tinuum Group RC facilities as a result of a reduction in their estimated useful lives during the third quarter of 2019 and due to Tinuum Group restructuring RC facility leases with its largest customer, which decreased net lease payments and equity earnings beginning in the three months ended September 30, 2019. The declines were also a result of point-in-time revenue recognition of certain RC contracts by Tinuum Group in both the second quarter and first half of 2019.

Second quarter interest expense was $1.0 million, compared to $2.0 million in the second quarter of 2019. First half interest expense was $2.2 million compared to $4.1 million in 2019. The decreases in interest expense were driven by a lower principal amount outstanding on the term loan used to fund the Carbon Solutions acquisition.
Second quarter income tax expense was $0.1 million, compared to $6.6 million in the second quarter of 2019. First half income tax expense was $0.5 million compared to $8.3 million in 2019.
Net loss was $23.8 million for the second quarter compared to net profit of $8.1 million in 2019. First half net loss was $25.7 million compared to first half net income of $22.5 million in 2019. The decreases in net income were driven by the aforementioned impairment charge of $26.1 million as well as lower earnings from equity method investments.
Consolidated adjusted EBITDA was $12.3 million for the second quarter compared to $15.1 million in 2019. First half consolidated adjusted EBITDA was $23.1 million compared to $33.1 million in 2019. The decreases in consolidated adjusted EBITDA were driven by lower earnings from equity method investments, partially offset by higher depreciation and amortization expense.
Long-Term Borrowings
As of June 30, 2020, the outstanding principal balance of the senior term loan was $28.0 million. The senior term loan is subject to customary covenants as well as quarterly principal payments of $6.0 million that began on March 1, 2019.
Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, August 11, 2020. The conference call webcast information will be available via the Investor Resources section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by registering at www.directeventreg.com/registration/event/5965519. A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, plans for cash preservation strategies, as well as expectation of improved performance and plant utilization in the PGI segment. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the rate of coal-fired power generation in the United States, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; competition within the industries in which we operate; availability or opportunities to scale and further grow our PGI business; decreases in the production of RC; loss of key personnel; ongoing effects of the COVID-19 pandemic and associated economic downturn on our operations and prospects; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$16,733	$12,080
Receivables, net	5,319	7,430
Receivables, related parties	3,480	4,246
Inventories, net	16,084	15,460
Prepaid expenses and other assets	18,959	7,832
Total current assets	60,575	47,048
Restricted cash, long-term	5,000	5,000
Property, plant and equipment, net of accumulated depreciation of $6,597 and $7,444, respectively	26,053	44,001
Intangible assets, net	2,293	4,169
Equity method investments	23,080	39,155
Deferred tax assets, net	2,448	14,095
Other long-term assets, net	13,881	20,331
Total Assets	$133,330	$173,799
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,174	$8,046
Accrued payroll and related liabilities	3,158	3,024
Current portion of long-term debt	25,583	23,932
Other current liabilities	3,377	4,311
Total current liabilities	39,292	39,313
Long-term debt, net of current portion	10,120	20,434
Other long-term liabilities	4,816	5,760
Total Liabilities	54,228	65,507
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 23,110,285 and 22,960,157 shares issued, and 18,492,139 and 18,362,624 shares outstanding at June 30, 2020 and December 31, 2019, respectively	23	23
Treasury stock, at cost: 4,618,146 and 4,597,533 shares as of June 30, 2020 and December 31, 2019, respectively	(47,692)	(47,533)
Additional paid-in capital	99,732	98,466
Retained earnings	27,039	57,336
Total stockholders’ equity	79,102	108,292
Total Liabilities and Stockholders’ Equity	$133,330	$173,799

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2020	2019	2020	2019
Revenues:
Consumables	$8,170	$11,386	$17,387	$26,495
License royalties, related party	3,313	4,191	6,359	8,411
Total revenues	11,483	15,577	23,746	34,906
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	7,416	12,286	18,907	26,394
Other sales cost of revenue, exclusive of depreciation and amortization	—	6	—	6
Payroll and benefits	3,812	2,798	6,554	5,354
Legal and professional fees	1,022	1,995	3,065	4,199
General and administrative	2,462	1,995	4,793	3,909
Depreciation, amortization, depletion and accretion	1,733	757	4,030	2,859
Impairment of long-lived assets	26,103	—	26,103	—
Total operating expenses	42,548	19,837	63,452	42,721
Operating loss	(31,065)	(4,260)	(39,706)	(7,815)
Other income (expense):
Earnings from equity method investments	8,168	20,935	16,441	42,625
Interest expense	(962)	(1,987)	(2,172)	(4,091)
Other	148	60	191	130
Total other income	7,354	19,008	14,460	38,664
(Loss) income before income tax expense	(23,711)	14,748	(25,246)	30,849
Income tax expense	103	6,634	461	8,333
Net (loss) income	$(23,814)	$8,114	$(25,707)	$22,516
(Loss) earnings per common share:
Basic	$(1.32)	$0.45	$(1.43)	$1.23
Diluted	$(1.32)	$0.44	$(1.43)	$1.22
Weighted-average number of common shares outstanding:
Basic	18,014	18,172	17,974	18,219
Diluted	18,014	18,377	17,974	18,412

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2020	2019
Cash flows from operating activities
Net (loss) income	$(25,707)	$22,516
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income tax expense	11,647	4,946
Depreciation, amortization, depletion and accretion	4,030	2,859
Impairment of long-lived assets	26,103	—
Operating lease expense	1,353	1,580
Amortization of debt discount and debt issuance costs	709	851
Provision for inventory reserves	—	—
Stock-based compensation expense	1,644	858
Earnings from equity method investments	(16,441)	(42,625)
Other non-cash items, net	31	474
Changes in operating assets and liabilities:
Receivables and related party receivables	2,854	4,044
Prepaid expenses and other assets	(11,129)	47
Inventories, net	(590)	3,794
Other long-term assets, net	(224)	(110)
Accounts payable	(1,095)	(758)
Accrued payroll and related liabilities	134	(4,829)
Other current liabilities	(515)	862
Operating lease liabilities	(1,213)	(1,563)
Other long-term liabilities	(22)	(462)
Distributions from equity method investees, return on investment	32,516	38,088
Net cash provided by operating activities	24,085	30,572
Cash flows from investing activities
Acquisition of business	—	(661)
Acquisition of property, plant, equipment, and intangible assets, net	(4,189)	(3,797)
Mine development costs	(507)	(521)
Net cash used in investing activities	(4,696)	(4,979)
Cash flows from financing activities
Principal payments on term loan	(12,000)	(16,000)
Principal payments on finance lease obligations	(676)	(681)
Dividends paid	(4,828)	(9,179)
Repurchase of common shares	(159)	(2,831)
Repurchase of common shares to satisfy tax withholdings	(378)	(254)
Borrowings from Paycheck Protection Program Loan	3,305	—
Net cash used in financing activities	(14,736)	(28,945)
Increase (decrease) in Cash and Cash Equivalents and Restricted Cash	4,653	(3,352)
Cash and Cash Equivalents and Restricted Cash, beginning of period	17,080	23,772
Cash and Cash Equivalents and Restricted Cash, end of period	$21,733	$20,420
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment through accounts payable	$223	$1,561
Dividends payable	$77	$113

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Press Release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated Adjusted EBITDA, Segment EBITDA, RC Segment Adjusted EBITDA and PGI Segment Adjusted EBITDA. The Company included non-GAAP measures because management believes that they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses that may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated Adjusted EBITDA as net income, adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, interest expense, net, income tax expense; then reduced by the non-cash impact of equity earnings from equity method investments and increased by cash distributions from equity method investments and impairment of long-lived assets. The Company believes that the Consolidated Adjusted EBITDA measure is less susceptible to variances that affect the Company's operating performance.
Segment EBITDA is calculated as Segment operating income (loss) adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion and interest expense, net. When used in conjunction with GAAP financial measures, Segment EBITDA is a supplemental measure of operating performance that management believes is a useful measure related the Company's PGI segment performance and the PGI segment performance relative to the performance of their respective competitors as well as performance period over period. Additionally, the Company believes these measures are less susceptible to variances that affect their respective operating performance results.
The Company defined RC Segment Adjusted EBITDA as RC Segment EBITDA reduced by the non-cash impact of equity earnings from equity method investments and increased by cash distributions from equity method investments.
The Company defined PGI Segment Segment Adjusted EBITDA as PGI Segment EBITDA increased by the non-cash impact of impairment.
The Company presents the non-GAAP measures because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and Segment EBITDA as factors in evaluating the performance of its business.
The adjustments to Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and Segment EBITDA in future periods are generally expected to be similar. Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and Segment EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Adjusted EBITDA Reconciliation to Net Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Net (loss) income (1) (2)	$(23,814)	$8,114	$(25,707)	$22,516
Depreciation, amortization, depletion and accretion	1,733	757	4,030	2,859
Interest expense, net	945	1,921	2,113	3,956
Income tax expense	103	6,634	461	8,333
Consolidated EBITDA	(21,033)	17,426	(19,103)	37,664
Impairment	26,103	—	26,103	—
Equity earnings	(8,168)	(20,935)	(16,441)	(42,625)
Cash distributions from equity method investees	15,400	18,600	32,516	38,088
Consolidated Adjusted EBITDA	$12,302	$15,091	$23,075	$33,127
(1) Net (loss) income for the three and six months ended June 30, 2020 included $0.4 million related to sequestration of certain of our employees at our manufacturing plant in Louisiana. These costs included hazardous pay, lodging expense and other related costs for 60 days.
(2) Net (loss) income for the three and six months ended June 30, 2019 included adjustments of $1.4 million and $5.0 million, which increased cost of revenue due to a step-up in basis of inventory acquired related to the acquisition of Carbon Solutions.

TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
RC Segment Adjusted EBITDA Reconciliation to Segment Operating Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
RC Segment operating income	$10,777	$24,596	$21,637	$49,979
Depreciation, amortization, depletion and accretion	32	7	59	30
Interest expense	28	326	160	648
RC Segment EBITDA	10,837	24,929	21,856	50,657
Equity earnings	(8,168)	(20,935)	(16,441)	(42,625)
Cash distributions from equity method investees	15,400	18,600	32,516	38,088
RC Segment Adjusted EBITDA	$18,069	$22,594	$37,931	$46,120

TABLE 6

Advanced Emissions Solutions, Inc. and Subsidiaries
PGI Segment EBITDA Reconciliation to Segment Operating Loss
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
PGI Segment operating loss (1) (2)	$(25,737)	$(3,862)	$(32,314)	$(7,324)
Depreciation, amortization, depletion and accretion	1,389	685	3,424	2,645
Interest expense, net	93	57	187	188
PGI Segment EBITDA loss	(24,255)	(3,120)	(28,703)	(4,491)
Impairment	23,232	—	23,232	—
PGI Segment Adjusted EBITDA loss	$(1,023)	$(3,120)	$(5,471)	$(4,491)
(1) Included in segment operating loss for the three and six months ended June 30, 2020 was $0.4 million related to sequestration of certain of our employees at our manufacturing plant in Louisiana.
(2) Included in segment operating loss for the three and six months ended June 30, 2019 was approximately $1.3 million and $4.7 million, respectively, of costs recognized as a result of the step-up in inventory fair value recorded from the acquisition of Carbon Solutions.